Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
David Morimoto	Wayne Kirihara
SVP & Treasurer	SVP & Chief Marketing Officer
(808) 544-3627	(808) 544-3687
david.morimoto@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. ANNOUNCES COMMENCEMENT OF $20 MILLION COMMON STOCK RIGHTS OFFERING

HONOLULU, HI, April 10, 2011 — Central Pacific Financial Corp. (NYSE: CPF; the “Company”), parent company of Central Pacific Bank (CPB), today announced that it will commence on April 11, 2011, a $20 million common stock rights offering (the “Rights Offering”).  Shareholders who owned common shares of the Company at the close of business on February 17, 2011 (the “Record Date”) will receive at no charge a transferable right to purchase newly-issued common shares in the Rights Offering.  Pursuant to normal practices of the New York Stock Exchange, shares of common stock traded during the period from February 15, 2011 through February 25, 2011 were traded with the rights (i.e. with “due bills” attached).  Starting with the open of market on February 28, 2011, CPF common stock was traded without the rights (i.e. without “due bills attached”).

The Company will issue up to 2,000,000 common shares in the Rights Offering at a price of $10 per share, the same price paid by the private investors in the Company’s $325 million private placement (the “Private Placement”). Each right will entitle eligible shareholders to purchase 1.3081 newly-issued shares for each common share owned on the Record Date. To the extent that some eligible shareholders do not participate in the Rights Offering, or choose to purchase less than their full allocation of shares, the remaining shares will be available for purchase by other eligible shareholders pursuant to an over-subscription privilege.

The rights will become tradable on the New York Stock Exchange under the symbol “CPF-RT” on April 12, 2011, until 4:00 p.m., Eastern time, on May 5, 2011. The Rights Offering will expire at 5:00 p.m., Eastern time on May 6, 2011.

The Rights Offering will be made only by means of the final prospectus related to the Rights Offering, which will be filed with the Securities and Exchange Commission (“SEC”).

A separate registration statement was also filed with the SEC registering approximately 18.5 million of the shares issued in the Company’s recapitalization to private investors and the United States Department of the Treasury.  These shares may be resold once the registration statement is declared effective by the SEC, which we expect to occur later this week.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $3.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches, over 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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Cautionary Statement

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

The shares that may be sold by selling shareholders described in this release will be offered by means of a prospectus. A registration statement relating to such securities has not been filed with the Securities and Exchange Commission.  Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Forward-Looking Statements

This document may contain forward-looking statements concerning plans and expectations or assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision.  For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2010 Form 10-K.  The Company does not update any of its forward-looking statements.

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